Exhibit 99.1

MOD-PAC CORP. Reports Second Quarter 2009 Results

  Custom Folding Carton Sales Increased 13.4% for the Quarter; Offsets Declines in Other Product Lines; Total Revenue up 1.3%
  Operating Loss Mostly Related to Onetime Charges of $2.4 Million in the Second Quarter Related to Product Line Rationalization and Write-Down of Other Assets; Includes $2.2 Million Non-Cash Asset Impairment Charge
  Expects $0.9 Million to $1.2 Million in Improved Annualized Operating Results from Rationalization Going Forward
  First Half Revenue up 4% over Prior Year

BUFFALO, N.Y.--(BUSINESS WIRE)--August 4, 2009--MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom and stock paper board packaging and personalized print products, today reported revenue of $11.21 million in the second quarter of 2009, which ended July 4, 2009, up from revenue of $11.06 million in the 2008 second quarter. Sales growth reflects the success the Company is having in increasing market share of its custom folding carton product line.

Net loss for the quarter was $3.72 million, or $1.09 per diluted share compared with net loss of $0.54 million, or $0.16 per diluted share, in the second quarter of 2008. On June 24, 2009, the Company announced that it was rationalizing its product lines and exiting the commercial print market. Additionally, in the second quarter of 2009, due to a change in management’s plan for the future use of the building, the Company wrote-down the value of its Blasdell, NY facility to its fair market value. Excluding onetime charges associated with these strategic actions of $2.4 million, net loss would have been $1.31 million, or $0.39 per diluted share. (See reconciliation of GAAP net income and earnings per share to net income and earnings per share excluding onetime charges in the attached table.)

Second Quarter 2009 Sales Review: Custom folding carton sales continue to grow

  Sales of folding cartons, which include custom folding cartons and stock packaging, were up 9.9%, or $0.85 million, to $9.46 million in the 2009 second quarter from $8.61 million in the prior year second quarter.
  Custom folding carton sales drove the product line increase. Custom folding carton sales were up $0.95 million, more than offsetting the $0.10 million, or 6.1%, decline in stock packaging. Stock packaging sales were $1.48 million in the 2009 second quarter. The second quarter tends to be the weakest quarter in the year for stock packaging, which is primarily sold to independent confectionery stores. This line was significantly impacted by economic conditions.
  Print services, which included specialty print and direct mail services as well as personalized print, was also heavily affected by economic conditions. Print services sales were down $0.73 million, or 31.3%, to $1.6 million in the 2009 second quarter compared with the same period in 2008.
  Personalized print sales declined $0.33 million to $0.86 million in the second quarter of 2009 compared with sales of $1.19 million in last year’s second quarter.
  The Company has rationalized its product lines and exited the commercial print market which the specialty print and direct mail product line served. This product line’s sales were $0.75 million in the 2009 second quarter, down $0.40 million, or 35%, from last year’s second quarter sales of $1.15 million. The commercial print industry has been especially hard hit during the recession and is expected to face several years of weakness before it recovers. In addition, the Company had not achieved the results it had expected over the last few years in this market.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “We continue to make solid headway in growing custom folding carton sales despite recessionary headwinds. We had 13.4% growth in this product line as a new customer continues to build its order volume with us and existing customers also increased demand which more than offset declines among those customers impacted by the economy. The food and healthcare customers for whom we provide custom packaging tend to be less impacted by downturns in the economy. Our stock packaging and personalized print product lines, however, have been measurably impacted by the economy.”

Second Quarter Operating Results: Impacted by onetime charges associated with product line rationalization

Gross profit for the 2009 second quarter was $0.46 million, or 4.1% of sales, compared with gross profit of $1.28 million, or 11.6% of sales in the same period the prior year. Impacting gross margin about 20 basis points was approximately $0.13 million of inventory obsolescence and contract adjustments associated with the product rationalization. Also causing gross margin to be lower than the prior year period was lower recycled paperboard sales resulting from a weak recycling market, as well as increased repairs and a weaker sales mix.

Second quarter 2009 selling, general & administrative expense (SG&A) was $1.96 million down from $2.08 million in the 2008 second quarter as cost discipline and reduced professional fees more than offset $0.07 million in charges associated with the product line rationalization. As a percent of revenue, SG&A declined to 17.5% from 18.8% despite the onetime charges.

As required by generally accepted accounting principles, in the second quarter of 2009 the Company recorded a full valuation allowance on its net deferred tax asset due to the uncertainty with respect to utilizing it in the future based on a past trend of operating losses. As a result, the effective tax rate for the second quarter of 2009 was 0% compared with an effective tax rate of 33.2% in the second quarter of 2008.

Adjusted earnings before interest, taxes, depreciation, amortization, non-cash option expense and the asset impairment charge of $2.2 million (Adjusted EBITDA) was $(0.44) million in the second quarter of 2009 compared with $0.34 million in the 2008 second quarter. The second quarter of 2009 was the first quarter of negative Adjusted EBITDA after six consecutive quarters of positive Adjusted EBITDA. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Loss to Adjusted EBITDA in the attached table.)

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer commented, “Our product line rationalization will result in annualized improved operating results of approximately $0.9 million to $1.2 million beginning in part in the third quarter this year. As a result, our quarterly break-even level of revenue is reduced to approximately the range of $12 to $13 million down from $13 million to $14 million. We’ve been successful despite the condition of the economy to continue to add new custom folding carton customers and gain more share of our existing customers.

“Our efforts have been offset by a variety of factors including weaker product mix, lower recycled paperboard sales, higher material costs and the increase in the cost of benefits. Nonetheless, we have made significant headway over the last year to align the business to capture the strength of our core competencies and further develop our value proposition to customers and prospects, tighten our cost structure and build our sales and marketing capabilities.”

First Half 2009 Review: 17.8% expansion of custom folding carton sales more than offsets other product line declines

Sales for the first half of 2009 grew 3.8% to $23.28 million compared with $22.42 million in the first half of 2008. Custom folding carton sales grew measurably for the 2009 six-month period to $16.48 million compared with $13.99 million in the first half of 2008, while stock packaging sales were down 11.3%, or $0.47 million, to $3.65 million. Print services sales were $3.15 million in the first half of 2009 down 26.9%, or $1.16 million compared with the first six months of 2008. Personalized print sales were down $0.54 million, or 24.8%, to $1.63 million reflecting the weakness in the economy. Specialty print and direct mail sales declined $0.62 million, or 29.0%, to $1.52 million in the first half of 2009.

Gross margin was 8.0% for the first half of 2009, down from 11.6% in the same period the prior year as gross profit declined to $1.88 million from $2.63 million on higher sales. The decline was driven by the same factors affecting the quarter.

SG&A expense was $3.96 million, or 16.8% of revenue in the first six months of 2009 compared with $4.14 million, or 18.3% of revenue, in the first six months of 2008. Lower depreciation expense and wage related costs, as well as other cost reduction measures, contributed to the reduction in year-over-year expenses.

Liquidity

Cash and cash equivalents were $0.17 million at July 4, 2009, a slight decrease from $0.20 million at December 31, 2008. Capital expenditures in the second quarter of 2009 were $0.35 million compared with $0.6 million in the same period the prior year. System and efficiency investments and custom folding carton equipment made up the bulk of the second quarter 2009 expenditures. For the first half of 2009 capital expenditures were $0.70 million, down from $1.27 million in the same period last year. Capital expenditures are expected to be approximately $1.0 million in fiscal year 2009. Depreciation and amortization for the second quarter of 2009 was $0.96 million compared with $0.99 million in the 2008 second quarter.

MOD-PAC has access to a $5.0 million committed line of credit with a commercial bank, which expires in March 2010. The line of credit balance at July 4, 2009 was $2.3 million, up from $1.0 million at December 31, 2008. An additional $0.2 million of the line of credit was in use through standby letters of credit. The increase was primarily the result of net losses, capital expenditures and working capital requirements, partially offset by non-cash impairment charges as well as depreciation and amortization expense. The Company believes that cash and cash equivalents and net cash provided by operating activities will be sufficient to meet requirements in 2009.

There were no shares repurchased by the Company in the second quarter of 2009. MOD-PAC has authorization to repurchase 75,885 shares.

Outlook

Mr. Keane concluded, “We’ve taken dramatic steps to improve our business, focus our resources on custom folding cartons where we have consistently had success over the history of the Company, and develop our sales and marketing capabilities. We expect that our future results will demonstrate the positive impact of these efforts and that results will be further enhanced as the economy improves and the leverage inherent in the business is fully realized.”

Webcast and Conference Call

The release of the financial results will be followed by a company-hosted teleconference on Wednesday, August 5 at 10:00 a.m. Eastern Time. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period and discuss MOD-PAC CORP.’s corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 328987 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 328987 and account number 3055. The telephonic replay will be available from 1:00 p.m. Eastern Time the day of the teleconference through 11:59 p.m. Eastern Time on August 12, 2009.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards..

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	7/4/2009	6/28/2008	7/4/2009	6/28/2008
Revenue
Product sales	$11,071	$10,952	$23,281	$22,418
Rent	142	112	258	223
Total Revenue	11,213	11,064	23,539	22,641
Cost of products sold	10,756	9,781	21,663	20,012
Gross profit	457	1,283	1,876	2,629
Gross profit margin	4.1%	11.6%	8.0%	11.6%
Selling, general and administrative expense	1,960	2,084	3,958	4,140
Write-down of impaired assets	2,175	0	2,175	0
Loss from operations	(3,678)	(801)	(4,257)	(1,511)
Operating loss margin	-32.8%	-7.2%	-18.1%	-6.7%
Interest expense, net	67	73	130	125
Other income	22	69	11	81
Loss before taxes	(3,723)	(805)	(4,376)	(1,555)
Income tax benefit	0	(267)	(120)	(517)
Net loss	$(3,723)	$(538)	$(4,256)	$(1,038)

Basic loss per share:	$(1.09)	$(0.16)	$(1.24)	$(0.30)
Diluted loss per share:	$(1.09)	$(0.16)	$(1.24)	$(0.30)

Weighted average diluted shares outstanding	3,430	3,430	3,430	3,438

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	Six Months Ended		%	2009 YTD % of
	7/4/2009	6/28/2008	change	7/4/2009	6/28/2008	change	Total
FOLDING CARTONS
Custom folding cartons	$ 7,989	$ 7,043	13.4%	$ 16,480	$ 13,994	17.8%	70.8%
Stock packaging	1,475	1,570	-6.1%	3,649	4,114	-11.3%	15.7%
Folding cartons subtotal	9,464	8,613	9.9%	20,129	18,108	11.2%	86.5%

PRINT SERVICES
Specialty print & direct mail	747	1,150	-35.0%	1,519	2,138	-29.0%	6.5%
Personalized	860	1,189	-27.7%	1,633	2,172	-24.8%	7.0%
Print services subtotal	1,607	2,339	-31.3%	3,152	4,310	-26.9%	13.5%

Total product revenue	$ 11,071	$ 10,952	1.1%	$ 23,281	$ 22,418	3.8%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	7/4/2009	12/31/2008
	(unaudited)
ASSETS:
Cash and cash equivalents	$166	$200
Trade accounts receivable:
Customers	4,844	4,920
Allowance for doubtful accounts	(196)	(170)
Net trade accounts receivable	4,648	4,750
Inventories:
Finished goods	2,505	2,671
Work in progress	433	238
Raw materials	1,255	1,404
	4,193	4,313
Prepaid expenses	521	357
Total current assets	9,528	9,620

Property, plant and equipment, at cost	63,409	68,707
Less accumulated depreciation	(47,028)	(47,116)
Net property, plant and equipment	16,381	21,591
Assets held for sale	1,928	-
Other assets	1,324	1,340
Total assets	$29,161	$32,551

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$174	$168
Accounts payable	2,805	3,222
Accrued expenses	580	581
Line of credit, current	2,300	-
Total current liabilities	5,859	3,971

Line of credit, long-term	-	1,000
Long-term debt	2,325	2,413
Other liabilities	52	37
Deferred income taxes	-	118
Shareholders' equity	20,925	25,012
Total liabilities and shareholders' equity	$29,161	$32,551

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	7/4/2009	6/28/2008
Cash flows from operating activities:
Net loss	$(4,256)	$(1,038)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,869	1,990
Provision for doubtful accounts	39	12
Stock option compensation expense	169	164
Deferred income taxes	(118)	(519)
Write-down of impaired assets	2,175	-
Loss (Gain) on disposal of assets	24	(54)
Cash flow from change in operating assets and liabilities:
Accounts receivables	63	(254)
Inventories	120	(336)
Prepaid expenses	(164)	(77)
Other liabilities	15	(239)
Accounts payable	(417)	54
Accrued expenses	(1)	(174)
Net cash used in operating activities	$(482)	$(471)

Cash flows from investing activities
Proceeds from sale of assets	$6	$125
Change in other assets	(74)	(41)
Capital expenditures	(702)	(1,266)
Net cash used in investing activities	$(770)	$(1,182)

Cash flows from financing activities
Principal payments on long-term debt	$(82)	$(42)
Increase in line of credit	1,300	1,300
Purchase of treasury stock	-	(150)
Deferred financing fees	-	(5)
Net cash provided by financing activities	$1,218	$1,683

Net (decrease) increase in cash and cash equivalents	(34)	30

Cash and cash equivalents at beginning of year	200	98
Cash and cash equivalents at end of period	$166	$128

MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted EBITDA

(in thousands)	Three Months Ended		Six Months Ended
	7/4/2009	6/28/2008	7/4/2009	6/28/2008

GAAP Net Loss	$(3,723)	$(538)	$(4,256)	$(1,038)

Interest	67	73	130	125
Write-down of impaired assets	2,175	0	2,175	0
Taxes	0	(267)	(120)	(517)
Depreciation and amortization	955	992	1,869	1,990
Stock-based compensation	83	83	169	164

Adjusted EBITDA	$(443)	$343	$(33)	$724

Adjusted EBITDA = earnings before interest, asset impairment, taxes, depreciation and amortization and non-cash option expense.

MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted Net Loss

(in thousands)	Three Months Ended		Six Months Ended
	7/4/2009	6/28/2008	7/4/2009	6/28/2008

GAAP Net Loss	$(3,723)	$(538)	$ (4,256)	$(1,038)

Write-down of impaired assets	(2,175)	0	(2,175)	0
Workforce reduction	(65)	0	(65)	0
Change in useful life of assets	(40)	0	(40)	0
Other rationalization charges	(134)	0	(134)	0
Total one-time charges	(2,414)	0	(2,414)	0

Adjusted Net Loss	$(1,309)	$(538)	$ (1,842)	$(1,038)

MOD-PAC CORP.
Reconciliation between GAAP Diluted Earning per Share and Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	7/4/2009	6/28/2008	7/4/2009	6/28/2008

GAAP Diluted Loss Per Share	$(1.09)	$ (0.16)	$(1.24)	$(0.30)

Write-down of impaired assets	(0.63)	0	(0.63)	0
Workforce reduction	(0.02)	0	(0.02)	0
Change in useful life of assets	(0.01)	0	(0.01)	0
Other rationalization charges	(0.04)	0	(0.04)	0
Total one-time charges	(0.70)	0	(0.70)	0

Adjusted Diluted Loss Per Share	$(0.39)	$ (0.16)	$(0.54)	$(0.30)

CONTACT:
For More Information:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com